UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 13, 2015

Arc Logistics Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-36168	36-4767846
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

725 Fifth Avenue, 19th Floor New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 993-1290

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

Amendment to Credit Agreement

On April 13, 2015, Arc Logistics Partners LP’s (the “Partnership”) operating subsidiary, Arc Terminals Holdings LLC, as borrower, together with the Partnership and certain of its other subsidiaries, as guarantors, entered into the Second Amendment To Second Amended and Restated Revolving Credit Agreement (the “Second Amendment;” and such credit agreement, the “Credit Agreement”). The Partnership entered into the Second Amendment as part of its financing, and in contemplation, of the possible acquisition by the Partnership (through its acquisition subsidiary) of Joliet Bulk, Barge & Rail LLC (“JBBR”; and such acquisition, the “JBBR Acquisition”). The Second Amendment principally modifies certain provisions of the Credit Agreement (i) to permit the consummation of the JBBR Acquisition and (ii) to increase the aggregate commitments under the Credit Agreement from $175 million to $275 million, subject to the satisfaction of certain conditions and the consummation of the JBBR Acquisition.

The foregoing description of the Second Amendment is not complete and is qualified in its entirety by reference to the full text of the Second Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description under Item 1.01 is incorporated in this Item 2.03 by reference.

Item 7.01.	Regulation FD Disclosure.

On February 20, 2015, the Partnership announced that its acquisition subsidiary, Arc Terminals Joliet Holdings LLC (the “Acquisition Sub”), entered into a Membership Interest Purchase Agreement dated as of February 19, 2015 (the “Purchase Agreement”) with CenterPoint Properties Trust (“CenterPoint”), pursuant to which the Partnership agreed to acquire, subject to the terms and conditions thereof, JBBR, which among other things owns a crude-by-rail terminal facility and a 4-mile crude oil pipeline that are in the final stages of construction in Joliet, Illinois (the “Facility”).

CenterPoint has informed the Partnership that, during the latter half of April 2015, it expects that the Facility will become substantially complete and that it will begin the commissioning of the Facility with the initial arrival of product for such purpose. The Partnership continues to plan for the closing of the JBBR Acquisition on or prior to May 18, 2015. The obligation of the Partnership to close the JBBR Acquisition remains subject to the satisfaction of all conditions precedent under the Purchase Agreement, including the condition that the Facility has become commercially operable by such date, at which time the payment obligations of the Facility’s major customer will commence pursuant to a terminal services agreement entered into by such major customer and JBBR. The Partnership cannot give assurances that all conditions precedent to the obligation of the Partnership to close the JBBR Acquisition will be satisfied on or before May 18, 2015. In the event that the closing of the JBBR Acquisition has not occurred on before May 18, 2015, each of CenterPoint and the Partnership has the right to terminate the Purchase Agreement.

A description of the JBBR Acquisition, including the joint venture arrangement entered into by the Partnership with an affiliate of GE Energy Financial Services (the “GE EFS Affiliate”) in connection with the pending acquisition, may be found in the Partnership’s Current Report on Form 8-K filed on February 20, 2015. Upon the closing of the JBBR Acquisition, the Partnership and the GE EFS Affiliate will own, respectively, 60% and 40% of Arc’s Acquisition Sub, which will own 100% of JBBR.

Item 9.01.	Financial Statements and Exhibits.

Exhibits.

Exhibit Number	Description

10.1	Second Amendment To Second Amended and Restated Revolving Credit Agreement, dated as of April 13, 2015, by and among Arc Logistics Partners LP, Arc Logistics LLC, Arc Terminals Holdings LLC, as Borrower, Arc Terminals New York Holdings, LLC, Arc Terminals Mobile Holdings, LLC, Arc Terminals Mississippi Holdings LLC and Blakeley Logistics, LLC, the Lenders party thereto and SunTrust Bank, as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARC LOGISTICS PARTNERS LP

	By:	Arc Logistics GP LLC, its general partner

Date: April 14, 2015	By:	/s/ Vincent T. Cubbage
	Name:	Vincent T. Cubbage
	Title:	Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Second Amendment To Second Amended and Restated Revolving Credit Agreement, dated as of April 13, 2015, by and among Arc Logistics Partners LP, Arc Logistics LLC, Arc Terminals Holdings LLC, as Borrower, Arc Terminals New York Holdings, LLC, Arc Terminals Mobile Holdings, LLC, Arc Terminals Mississippi Holdings LLC and Blakeley Logistics, LLC, the Lenders party thereto and SunTrust Bank, as Administrative Agent.